Artisan Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the six months ended March 31, 2007

Sub-Item 77Q3(a):

The following subcustodians are in addition to those reported on Form N-SAR, Item 15, because the electronic format for filing Form N-SAR does not provide adequate space for responding to Item 15. Listed by country, city, subcustodian and type:

Uganda, Kampala, Barclays Bank of Uganda Limited, Foreign Custodian Rule 17f-5 Ghana, Accra, Barclays Bank of Ghana Limited, Foreign Custodian Rule 17f-5 Mali, Abidjan, Societe Generale de Banques en Cote d'Ivoire, Foreign Custodian Rule 17f-5 Niger, Abidjan, Societe Generale de Banques en Cote d'Ivoire, Foreign Custodian Rule 17f-5 Nigeria, Lagos, Stanbic Bank Nigeria Limited, Foreign Custodian Rule 17f-5 Malta, Valletta, The Hongkong and Shanghai Banking Corporation Limited, Foreign Custodian Rule 17f-5 Swaziland, Mbabane, Standard Bank Swaziland Limited, Foreign Custodian Rule 17f-5